UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 9, 2017

FUTUREFUEL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-52577	20-3340900
(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400

St. Louis, Missouri 63105

(Address of Principal Executive Offices)

(314) 854-8385

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.     Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2017, FutureFuel Corp. and its wholly-owned subsidiary, FutureFuel Chemical Company (collectively, the “Company”), hired Thomas (Tom) McKinlay to serve as the Company’s new Chief Operating Officer effective immediately. Mr. McKinlay, 53, is a Chemical Engineer and business operations executive with over 30 years of global experience in the oil and gas industry.  Tom has extensive experience in the oil and gas industry on both sides of the Atlantic. This includes responsibility for large scale refining and trading operations; midstream assets; renewables production and trading; retail; contract negotiation; and mergers and acquisitions.

For over the past two years, Tom has been the owner and president of Gilrita Consulting Limited, a UK based independent downstream consultancy firm.  Prior to Gilrita Consulting Limited, Tom was Executive Vice President of Murphy Oil Corporation for more than three years, a role which latterly incorporated the role of Managing Director of Murco Petroleum Limited, a UK based oil refining company.  Tom was employed for approximately six years by Murphy Oil where he became Executive Vice President of Worldwide Downstream Operations.  None of such entities are affiliates of the Company. Mr. McKinlay received a bachelor of science in chemical engineering (with honors) from the University of Strathclyde in Glasgow, UK in 1985.

The Company and McKinlay have entered into an employment arrangement with a $275,000 per year base salary. The Compensation Committee of the Board of Directors of FutureFuel Corp. has reviewed and approved the employment arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTUREFUEL CORP.

By:      /s/ Paul A. Novelly

           Paul A. Novelly, Chairman and CEO

Date: January 9, 2017

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